Exhibit 99.1

1016 Civic Center Drive NW · Rochester, MN 55901 · Phone (507) 535-1200 · Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

• Net income of $0.6 million, a decrease of $1.9 million, compared to $2.5 million in second quarter of 2014

• Diluted earnings per common share of $0.13, a decrease of $0.31, compared to $0.44 in second quarter of 2014

• Provision for loan losses up $2.0 million from second quarter of 2014

• Gains on real estate owned down $1.2 million from second quarter of 2014

• Nonperforming assets of $13.3 million, up $0.3 million, or 2.6%, from March 31, 2015

Year to Date Summary

• Net income of $1.0 million, a decrease of $3.2 million, compared to $4.2 million in first six months of 2014

• Diluted earnings per common share of $0.20, a decrease of $0.48, compared to $0.68 in first six months of 2014

• Provision for loan losses up $3.6 million from first six months of 2014

• Gains on real estate owned down $1.0 million from first six months of 2014

• Nonperforming assets of $13.3 million, down $0.7 million, or 5.2%, from December 31, 2014

	Three months ended		Six months ended
Net Income Summary	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014
Net income	$585	2,530	$1,046	4,162
Net income available to common stockholders	585	2,006	938	3,105
Diluted earnings per common share	0.13	0.44	0.20	0.68
Return on average assets	0.42%	1.62%	0.37%	1.36%
Return on average equity	3.50%	12.32%	3.04%	9.91%
Book value per common share	$15.06	$14.18	$15.06	$14.18

ROCHESTER, MINNESOTA, July 20, 2015. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $564 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $0.6 million for the second quarter of 2015, a decrease of $1.9 million, compared to net income of $2.5 million for the second quarter of 2014. The net income available to common shareholders was $0.6 million for the second quarter of 2015, a decrease of $1.4 million from the net income available to common shareholders of $2.0 million for the second quarter of 2014. Diluted earnings per common share for the second quarter of 2015 was $0.13, a decrease of $0.31 from the diluted earnings per common share of $0.44 for the second quarter of 2014. The decrease in net income in the second quarter of 2015 was due primarily to a $2.0 million increase in the provision for loan losses because there were fewer recoveries on previously charged off loans and fewer credit rating upgrades in the second quarter of 2015 compared to the same period in 2014. A decrease of $1.2 million in the gains on real estate owned also contributed to the decrease in net income between the periods. These decreases in net income were partially offset by a $1.3 million decrease in income tax expense between the periods due to the decreased income in the second quarter of 2015 compared to the second quarter of 2014.

President’s Statement

“We are pleased to report positive earnings for the quarter and the decrease in our non-performing assets during the first six months of 2015” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We continue to see our earnings normalize from the volatility experienced over the past several years and we are diligently working to prudently grow our loan portfolio and become more efficient in order to improve the financial performance of our core banking operations.”

Second Quarter Results

Net Interest Income

Net interest income was $4.7 million for the second quarter of 2015, the same as the second quarter of 2014. Interest income was $5.1 million for the second quarter of 2015, an increase of $0.1 million, or 1.0%, from $5.0 million for the same period in 2014. Interest income increased between the periods primarily because of the change in the mix of average interest-earning assets held, which increased the average yields earned between the periods. While the average interest-earning assets decreased $63.3 million between the periods, the average interest-earning assets held in lower yielding cash decreased $83.4 million, the average interest-earning assets held in higher yielding investments increased $26.5 million, and the amount of average interest-earning assets held in higher yielding loans decreased $6.4 million between the periods. The decrease in the average cash balances was the result of funding anticipated deposit withdrawals. The increase in the average investment balance was the result of investing excess cash balances based on projected liquidity needs. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the average commercial loan portfolio, which occurred primarily because of loan prepayments or non-renewals as a result of the Company’s focus on improving credit quality and managing net interest margin. The average yield earned on interest-earning assets was 3.86% for the second quarter of 2015, an increase of 45 basis points from the 3.41% average yield for the second quarter of 2014. The increase in average yield is due primarily to the change in the mix of assets held between the periods and an increase in investment yields earned.

Interest expense was $0.4 million for the second quarter of 2015, an increase of $0.1 million, or 27.8%, compared to $0.3 million for the second quarter of 2014. Interest expense increased because of the change in the mix of the average interest-bearing liabilities held, which resulted in an increase in the average rate paid between the periods. While the average interest-bearing liabilities decreased $51.4 million between the periods, the average interest-bearing liabilities held in higher rate borrowings increased $11.2 million, the average interest-bearing liabilities held in higher rate certificates of deposits decreased $20.0 million, and the amount of interest-bearing liabilities held in other lower rate deposit accounts decreased $42.6 million between the periods. The decrease in the average outstanding interest-bearing liabilities between the periods was the result of using existing cash balances to fund maturing certificates of deposits and other deposit withdrawals. The increase in the average rate paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the final redemption of the outstanding Preferred Stock. Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on money market accounts and certificates of deposits between the periods. The decreased rates paid on these accounts were the result of the low interest rate environment that continued to exist during the second quarter of 2015. The average interest rate paid on interest-bearing liabilities was 0.32% for the second quarter of 2015, an increase of 9 basis points from the 0.23% average interest rate paid in the second quarter of 2014. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2015 was 3.56%, an increase of 36 basis points, compared to 3.20% for the second quarter of 2014.

Provision for Loan Losses

The provision for loan losses was ($0.2) million for the second quarter of 2015, an increase of $2.0 million from the $2.2 million credit provision for loan losses for the second quarter of 2014. The provision increased in the second quarter of 2015 primarily because there were fewer recoveries on previously charged off loans and fewer credit rating upgrades in the second quarter of 2015 when compared to the second quarter of 2014. Total non-performing assets were $13.3 million at June 30, 2015, an increase of $0.3 million, or 2.6%, from $13.0 million at March 31, 2015. Non-performing loans increased $0.5 million and foreclosed and repossessed assets decreased $0.2 million during the second quarter of 2015. The non-performing loan and foreclosed and repossessed asset activity for the second quarter of 2015 was as follows:

(Dollars in thousands)

Non-performing loans		Foreclosed and repossessed assets
March 31, 2015	$9,989	March 31, 2015	$2,966
Classified as non-performing	1,503	Other foreclosures/repossessions	0
Charge offs	(14)	Real estate sold	(165)
Principal payments received	(903)	Net gain on sale of assets	56
Classified as accruing	(15)	Write downs	(127)
Transferred to real estate owned	0	Transferred from non-performing loans	0
June 30, 2015	$10,560	June 30, 2015	$2,730

The increase in non-performing loans relates primarily to new loans classified as being non-performing exceeding the principal payments received on non-performing loans. Of the $1.5 million in loans newly classified as non-performing during the quarter, $0.3 million related to a single family loan, $0.3 million related to consumer home equity loans, and $0.9 million related to loans to a residential builder for the construction of residential properties where the construction had not been completed.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2015 and 2014 is summarized as follows:

(Dollars in thousands)	2015	2014
Balance at March 31,	$8,418	$9,090
Provision	(183)	(2,178)
Charge offs:
One-to-four family	0	(92)
Consumer	(9)	(30)
Commercial business	(5)	0
Recoveries	181	1,906
Balance at June 30,	$8,402	$8,696

Allocated to:
General allowance	$7,327	$6,342
Specific allowance	1,075	2,354
	$8,402	$8,696

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2015	2015	2014
Non-Performing Loans:
One-to-four family real estate	$1,807	$1,658	$1,564
Commercial real estate	7,999	7,692	8,750
Consumer	743	542	486
Commercial business	11	97	120
Total	10,560	9,989	10,920

Foreclosed and Repossessed Assets:
One-to-four family real estate	0	50	50
Commercial real estate	2,730	2,916	3,053
Total non-performing assets	$13,290	$12,955	$14,023
Total as a percentage of total assets	2.36%	2.29%	2.43%
Total non-performing loans	$10,560	$9,989	$10,920
Total as a percentage of total loans receivable, net	2.87%	2.77%	2.99%
Allowance for loan loss to non-performing loans	79.57%	84.28%	76.30%

Delinquency Data:
Delinquencies (1)
30+ days	$1,382	$1,462	$1,682
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.36%	0.39%	0.45%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the three most recently completed quarters.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at June 30, 2015	# of relationships	Principal Amount of Loans at March 31, 2015	# of relationships	Principal Amount of Loans at December 31, 2014
Developments/land	3	$7,999	3	$7,692	3	$8,750

Non-Interest Income and Expense

Non-interest income was $1.9 million for the second quarter of 2015, an increase of $0.2 million, or 8.4%, from $1.7 million for the same period of 2014. Gain on sales of loans increased $0.2 million between the periods primarily because of an increase in single family loan sales in the second quarter of 2015 when compared to the same period of 2014.

Non-interest expense was $5.8 million for the second quarter of 2015, an increase of $1.3 million, or 29.9%, from $4.5 million for the same period of 2014. The gains on real estate owned decreased $1.2 million primarily because of a decrease in the number of properties sold between the periods. Compensation expense increased $0.3 million between the periods due to an increase in wages and restricted stock award expenses. These increases in non-interest expense were partially offset by a $0.2 million decrease in other non-interest expense primarily because of a decrease in legal and other collection and printing expenses between the periods.

Income tax expense was $0.3 million for the second quarter of 2015, a decrease of $1.3 million from $1.6 million for the second quarter of 2014. The decrease in income tax expense between the periods is primarily related to the decrease in income in the second quarter of 2015 when compared to the second quarter of 2014.

Net Income Available to Common Shareholders

The net income available to common shareholders was $0.6 million for the second quarter of 2015, a decrease of $1.4 million from the $2.0 million income available to common shareholders in the second quarter of 2014. The net income available to common shareholders decreased primarily because of the decrease in the net income between the periods that was partially offset by a reduction in the dividends required to be paid on the outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”). On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock which eliminated the dividends required to be paid on the Preferred Stock in the second quarter of 2015 and increased interest expense between the periods as the redemption was funded by a $10.0 million holding company note payable to an unrelated third party.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2015 was 0.42%, compared to 1.62% for the second quarter of 2014. Return on average equity (annualized) was 3.50% for the second quarter of 2015, compared to 12.32% for the same period in 2014. Book value per common share at June 30, 2015 was $15.06, compared to $14.18 at June 30, 2014.

Six Month Period Results

Net Income

Net income was $1.0 million for the six month period ended June 30, 2015, a decrease of $3.2 million, or 74.9%, compared to net income of $4.2 million for the six month period ended June 30, 2014. The net income available to common shareholders was $0.9 million for the six month period ended June 30, 2015, a decrease of $2.2 million, or 69.8%, compared to net income available to common shareholders of $3.1 million for the same period of 2014. Diluted earnings per common share for the six month period ended June 30, 2015 was $0.20, a decrease of $0.48 per share compared to diluted earnings per common share of $0.68 for the same period in 2014. The decrease in net income for the six month period ended June 30, 2015 was primarily due to a $3.6 million increase in the provision for loan losses because there were fewer recoveries on previously charged off loans and fewer credit rating upgrades in the first six months of 2015 when compared to the same period in 2014. Gains on sales of real estate owned decreased $1.0 million between the periods due to fewer sales. Net interest income decreased $0.6 million between the periods. These decreases in net income were partially offset by a $2.1 million decrease in income tax expense between the periods due to the decreased income between the periods.

Net Interest Income

Net interest income was $9.2 million for the first six months of 2015, a decrease of $0.6 million, or 5.8%, from $9.8 million for the same period in 2014. Interest income was $9.9 million for the six month period ended June 30, 2015, a decrease of $0.5 million, or 4.7%, from $10.4 million for the same six month period in 2014. Interest income decreased between the periods primarily because of a decrease in the average interest earning assets held between the periods that was partially offset by an increase in average yields earned as a result of the change in the mix of assets held. While the average interest-earning assets decreased $49.4 million between the periods, the average interest-earning assets held in lower yielding cash decreased $70.9 million, the average interest-earning assets held in higher yielding investments increased $32.2 million, and the amount of average interest-earning assets held in higher yielding loans decreased $10.6 million between the periods. The decrease in the average cash balances was the result of funding anticipated deposit withdrawals. The increase in the average investment balance was the result of investing excess cash balances based on projected liquidity needs. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the average commercial loan portfolio, which occurred primarily because of loan prepayments or non-renewals as a result of the Company’s focus on improving credit quality and managing net interest margin. The average yield earned on interest-earning assets was 3.76% for the first six months of 2015, an increase of 15 basis points from the 3.61% average yield for the first six months of 2014.

Interest expense was $0.7 million for the first six months of 2015, an increase of $0.1 million, or 12.0%, compared to $0.6 million for the first six months of 2014. Interest expense increased because of the change in the mix of the average interest-bearing liabilities held between the periods which resulted in an increase in the average rate paid. While the average interest-bearing liabilities decreased $38.1 million between the periods, the average interest-bearing liabilities held in higher rate borrowings increased $8.0 million, the average interest-bearing liabilities held in higher rate certificates of deposits decreased $23.0 million and the amount of interest-bearing liabilities held in other lower rate deposit accounts decreased $23.1 million between the periods. The decrease in the average outstanding interest bearing liabilities between the periods was the result of using existing cash to fund maturing certificates of deposits and other deposit withdrawals. The increase in the average rate paid was primarily due to the $10 million holding company note payable that was funded in the first quarter of 2015 in connection with the final redemption of the outstanding Preferred Stock. Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on money market accounts and certificates of deposits between the periods. The decreased rates paid on these accounts were the result of the low interest rate environment that continued to exist during the first six months of 2015. The average interest rate paid on interest-bearing liabilities was 0.30% for the first six months of 2015, an increase of 5 basis points from the 0.25% average interest rate paid in the first six months of 2014. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2015 was 3.49%, an increase of 10 basis points, compared to 3.39% for the first six months of 2014.

Provision for Loan Losses

The provision for loan losses was ($0.2) million for the first six months of 2015, an increase of $3.6 million from the $3.8 million credit provision for loan losses for the same six month period in 2014. The provision increased in the first six months of 2015 primarily because there were fewer recoveries on previously charged off loans and fewer credit rating upgrades in the first six months of 2015 when compared to the first six months of 2014. Total non-performing assets were $13.3 million at June 30, 2015, a decrease of $0.7 million, or 5.2%, from $14.0 million at December 31, 2014. Non-performing loans decreased $0.3 million and foreclosed and repossessed assets decreased $0.4 million during the first six months of 2015. The non-performing loan and foreclosed and repossessed asset activity for the first six months of 2015 was as follows:

(Dollars in thousands)

Non-performing loans		Foreclosed and repossessed asset activity
January 1, 2015	$10,920	January 1, 2015	$3,103
Classified as non-performing	2,151	Transferred from non-performing loans	0
Charge offs	(32)	Other foreclosures/repossessions	0
Principal payments received	(2,464)	Real estate sold	(408)
Classified as accruing	(15)	Net gain on sale of assets	168
Transferred to real estate owned	0	Write downs	(133)
June 30, 2015	$10,560	June 30, 2015	$2,730

The decrease in non-performing loans during the first six months of 2015 relates primarily to principal payments received. Of the $2.5 million in principal payments received during the period, $1.9 million related to construction loans to residential builders where the construction had been completed and the borrower paid off the loan from the home sale proceeds.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2015 and June 30, 2014 is summarized as follows:

(Dollars in thousands)	2015	2014
Balance at January 1,	$8,332	$11,401
Provision	(183)	(3,788)
Charge offs:
One-to-four family	0	(92)
Consumer	(27)	(60)
Commercial business	(5)	(1)
Commercial real estate	0	(936)
Recoveries	285	2,172
Balance at June 30,	$8,402	$8,696

Non-Interest Income and Expense

Non-interest income was $3.5 million for the first six months of 2015, an increase of $0.1 million, or 1.5%, from $3.4 million for the first six months of 2014. Gain on sales of loans and other non-interest income increased $0.2 million between the periods primarily because of an increase in single family loan sales in the first six months of 2015 when compared to the same period of 2014. Fees and service charges decreased $0.1 million between the periods primarily because of a decrease in overdraft charges on deposit accounts.

Non-interest expense was $11.2 million for the first six months of 2015, an increase of $1.0 million, or 10.5%, from $10.2 million for the same period of 2014. The gain on real estate owned decreased $1.0 million primarily because of a decrease in the number of properties sold in the first six months of 2015 compared to the same period of 2014. Compensation expense increased $0.2 million between the periods due to an increase in wages and restricted stock award expenses. These increases in non-interest expense were partially offset by a $0.1 million decrease in other non-interest expense primarily because of a decrease in legal and other collection expenses between the periods. Deposit insurance costs decreased $0.1 million primarily because of a decrease in assets and insurance rates between the periods.

Income tax expense was $0.6 million for the first six months of 2015, a decrease of $2.1 million from $2.7 million for the first six months of 2014. The decrease in income tax expense between the periods is primarily related to the decrease in income in the first six months of 2015 when compared to the first six months of 2014.

Net Income Available to Common Shareholders

The net income available to common shareholders was $0.9 million for the first six months of 2015, a decrease of $2.2 million from the $3.1 million net income available to common shareholders in the first six months of 2014. The net income available to common shareholders decreased primarily because of the decrease in the net income between the periods that was partially offset by a reduction in the dividends paid on the outstanding Preferred Stock. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock, which eliminated the dividends required to be paid on the Preferred Stock and increased interest expense between the periods as the redemption was funded by a $10 million holding company note payable to an unrelated third party.

Return on Assets and Equity

Return on average assets (annualized) for the six month period ended June 30, 2015 was 0.37%, compared to 1.36% for the same period in 2014. Return on average equity (annualized) was 3.04% for the six month period ended June 30, 2015, compared to 9.91% for the same period in 2014.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates ten full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (4), Spring Valley and Winona; one full service office located in Marshalltown, Iowa; two loan origination offices located in Delafield, Wisconsin and Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, becoming more efficient and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to complete the acquisition of assets of Kasson State Bank and integrate its operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of deposits; the availability of alternate funding sources; the payment of dividends by HMN, the future outlook for the Company; the amount of dividends paid by the FHLB on its stock; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized under revised capital rules; the impact of Basel III and the Dodd Frank Act capital standards on the Bank’s capital position; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and Part II, Item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$39,557	46,634
Securities available for sale:
Mortgage-backed and related securities (amortized cost $2,021 and $2,755)	2,115	2,909
Other marketable securities (amortized cost $123,773 and $135,772)…..	123,326	134,925
	125,441	137,834

Loans held for sale	5,968	2,076
Loans receivable, net	368,110	365,113
Accrued interest receivable	1,779	1,713
Real estate, net	2,730	3,103
Federal Home Loan Bank stock, at cost	691	777
Mortgage servicing rights, net	1,451	1,507
Premises and equipment, net	7,007	6,982
Prepaid expenses and other assets	872	1,157
Deferred tax asset, net	10,395	10,530
Total assets	$564,001	577,426

Liabilities and Stockholders’ Equity
Deposits	$481,476	496,750
Other borrowings	10,000	0
Accrued interest payable	243	93
Customer escrows	771	788
Accrued expenses and other liabilities	4,017	3,782
Total liabilities	496,507	501,413
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued shares 0 and 10,000	0	10,000
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,242	50,207
Retained earnings, subject to certain restrictions	78,626	77,805
Accumulated other comprehensive loss, net of tax	(212)	(418)
Unearned employee stock ownership plan shares	(2,514)	(2,610)
Treasury stock, at cost 4,645,769 and 4,658,323 shares	(58,739)	(59,062)
Total stockholders’ equity	67,494	76,013
Total liabilities and stockholders’ equity	$564,001	577,426

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest income:
Loans receivable	$4,537	4,659	8,891	9,729
Securities available for sale:
Mortgage-backed and related	24	43	52	93
Other marketable	501	257	987	511
Cash equivalents	7	60	22	112
Other	1	1	2	2
Total interest income	5,070	5,020	9,954	10,447

Interest expense:
Deposits	226	306	474	640
Federal Home Loan Bank advances	1	0	1	0
Other borrowings	164	0	242	0
Total interest expense	391	306	717	640
Net interest income	4,679	4,714	9,237	9,807
Provision for loan losses	(183)	(2,178)	(183)	(3,788)
Net interest income after provision for loan losses	4,862	6,892	9,420	13,595

Non-interest income:
Fees and service charges	844	901	1,626	1,724
Mortgage servicing fees	257	263	516	524
Gain on sales of loans	530	330	815	676
Other	236	228	504	486
Total non-interest income	1,867	1,722	3,461	3,410

Non-interest expense:
Compensation and benefits	3,540	3,273	6,986	6,751
Losses (gains) on real estate owned	65	(1,120)	(47)	(1,052)
Occupancy	926	876	1,805	1,758
Deposit insurance	74	97	144	254
Data processing	268	249	499	495
Other	927	1,089	1,844	1,955
Total non-interest expense	5,800	4,464	11,231	10,161
Income before income tax expense	929	4,150	1,650	6,844
Income tax expense	344	1,620	604	2,682
Net income	585	2,530	1,046	4,162
Preferred stock dividends	0	(524)	(108)	(1,057)
Net income available to common shareholders	585	2,006	938	3,105
Other comprehensive income (loss), net of tax	(189)	192	206	372
Comprehensive income attributable to common shareholders	$396	2,198	1,144	3,477
Basic earnings per common share	$0.14	0.50	0.23	0.77
Diluted earnings per common share	$0.13	0.44	0.20	0.68

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

Selected Financial Data:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
I. OPERATING DATA:
Interest income	$5,070	5,020	9,954	10,447
Interest expense	391	306	717	640
Net interest income	4,679	4,714	9,237	9,807

II. AVERAGE BALANCES:
Assets (1)	560,311	626,879	565,135	619,196
Loans receivable, net	367,005	374,185	364,488	375,892
Securities available for sale (1)	141,777	115,206	144,233	112,057
Interest-earning assets (1)	527,402	590,683	533,626	583,068
Interest-bearing liabilities	484,011	535,420	487,893	525,958
Equity (1)	67,075	82,426	69,487	84,690

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.42%	1.62%	0.37%	1.36%
Interest rate spread information:
Average during period	3.53	3.18	3.47	3.37
End of period	3.61	3.39	3.61	3.39
Net interest margin	3.56	3.20	3.49	3.39
Ratio of operating expense to average total assets (annualized)	4.15	2.86	4.01	3.31
Return on average equity (annualized)	3.50	12.32	3.04	9.91
Efficiency	88.60	69.35	88.45	76.87
	June 30,	December 31,	June 30,
	2015	2014	2014
IV. ASSET QUALITY:
Total non-performing assets	$13,290	14,023	15,767
Non-performing assets to total assets	2.36%	2.43%	2.59%
Non-performing loans to total loans receivable, net	2.87%	2.99%	3.34%
Allowance for loan losses	$8,402	8,332	8,696
Allowance for loan losses to total assets	1.49%	1.44%	1.43%
Allowance for loan losses to total loans receivable, net	2.28	2.28	2.37
Allowance for loan losses to non-performing loans	79.57	76.30	70.75

V. BOOK VALUE PER SHARE:
Book value per share common share	$15.06	14.77	14.18
	Six Months Ended June 30, 2015	Year Ended December 31, 2014	Six Months Ended June 30, 2014
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.97%	13.16%	13.01%
Average stockholders’ equity to average assets (1)	12.30	13.25	13.68
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.37	110.72	110.86
Tier 1 or core capital	12.88	11.76	11.10
Risk-based capital	18.11	18.47	19.01
	June 30,	December 31,	June 30,
	2015	2014	2014
VII. EMPLOYEE DATA:
Number of full time equivalent employees	180	181	179
(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.